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News Release

Ashland to explore strategic alternatives for Composites and for BDO manufacturing facility in Marl, Germany

•	Review aimed at creating more focused specialty chemicals company and enhancing shareholder value
•	Ashland expects to use net proceeds from potential sale primarily to repay debt and repurchase shares; Board of directors approves new $1 billion share repurchase authorization
•	Company intends to take actions to eliminate stranded costs from potential sale of these assets

COVINGTON, KENTUCKY, March 20, 2018 – Ashland Global Holdings Inc. today announced the next step on its path toward creating the premier specialty chemicals company, with a more streamlined portfolio focused on specialty ingredients and improved margins that should generate enhanced value for shareholders.

Ashland announced it will explore strategic alternatives for its Composites segment, as well as for the butanediol (BDO) manufacturing facility in Marl, Germany, and related merchant Intermediates and Solvents (I&S) products. Ashland intends to evaluate all options with respect to these assets, including a potential sale. The company plans to retain its BDO plant in Lima, Ohio, to ensure consistent supply for Ashland’s internal needs.

The company expects to use proceeds from a possible sale of these assets primarily for debt reduction and share repurchases. Ashland’s board of directors has approved a new $1 billion share repurchase authorization to provide flexibility. The new authorization replaces the previous authorization which had approximately $500 million remaining. Ashland intends to take action to eliminate stranded costs from a potential sale, consistent with similar past transactions.

“The decision to explore strategic options for these assets is consistent with Ashland’s vision of creating the premier specialty chemicals company," said Bill Wulfsohn, Ashland chairman and chief executive officer. “Given the strong performance of these businesses, as well as recent tax reform changes, we believe it is the right time to initiate this review. With a more streamlined and focused product portfolio, improved margins and reduced earnings volatility, Ashland will be better positioned to deliver sustained earnings growth and unlock significant value for shareholders. Over the past year, we have taken specific actions to sustain and grow Ashland’s premium mix while also improving our competitiveness, particularly within Specialty Ingredients. We have made important progress in a number of areas, and momentum is building. Our outlook for the year has not changed.”

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Wulfsohn said he expects the combination of good financing availability, low interest rates, a healthy macroeconomic environment and tax reform tailwinds to create a supportive backdrop for a potential sale of these assets.

If Ashland decides to sell these assets, it would expect to sign an agreement by the end of calendar 2018. Ashland has retained Citi to assist in this strategic review process.

About Ashland
Ashland Global Holdings Inc. (NYSE: ASH) is a premier global specialty chemicals company serving customers in a wide range of consumer and industrial markets, including adhesives, architectural coatings, automotive, construction, energy, food and beverage, personal care and pharmaceutical. At Ashland, we are approximately 6,500 passionate, tenacious solvers – from renowned scientists and research chemists to talented engineers and plant operators – who thrive on developing practical, innovative and elegant solutions to complex problems for customers in more than 100 countries. Visit ashland.com to learn more.

C-ASH

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Ashland has identified some of these forward-looking statements with words such as “anticipates,” “believes,” “expects,” “estimates,” “is likely,” “predicts,” “projects,” “forecasts,” “objectives,” “may,” “will,” “should,” “plans” and “intends” and the negative of these words or other comparable terminology. Ashland may from time to time make forward-looking statements in its annual reports, quarterly reports and other filings with the SEC, news releases and other written and oral communications. These forward-looking statements are based on Ashland’s expectations and assumptions, as of the date such statements are made, regarding Ashland’s future operating performance and financial condition, as well as the economy and other future events or circumstances. Ashland’s expectations and assumptions include, without limitation, internal forecasts and analyses of current and future market conditions and trends, management plans and strategies, operating efficiencies and economic conditions (such as prices, supply and demand, cost of raw materials, and the ability to recover raw-material cost increases through price increases), and risks and uncertainties associated with the following: the potential strategic alternatives for its Composites segment and for the  butanediol (BDO) manufacturing facility in Marl, Germany, and related merchant Intermediates and Solvents (I&S) products (including, in each case, the possibility that a transaction may not occur or that, if a transaction does occur, Ashland may not realize the anticipated benefits from such transaction), the impact of acquisitions and/or divestitures Ashland has made or may make, including the acquisition of Pharmachem (including the possibility that Ashland may not realize the anticipated benefits from such transactions); Ashland’s substantial indebtedness (including the possibility that such indebtedness and related restrictive covenants may adversely affect Ashland’s future cash flows, results of operations, financial condition and its ability to repay debt); Ashland’s ability to generate sufficient cash to finance its stock repurchase plans; the potential that Ashland does not realize all of the expected benefits of the separation of its Valvoline business; the potential that the Tax Cuts and Jobs Act enacted on December 22, 2017, will have a negative impact on Ashland’s financial results; and severe weather, natural disasters, cyber events and legal proceedings and claims (including product recalls, environmental and asbestos matters). Various risks and uncertainties may cause actual results to differ materially from those stated, projected or implied by any forward-looking statements, including, without limitation, risks and uncertainties affecting Ashland that are described in Ashland’s most recent Form 10-K (including Item 1A Risk Factors) filed with the SEC, which is available on Ashland’s website at http://investor.ashland.com or on the SEC’s website at http://www.sec.gov. Ashland believes its expectations and assumptions are reasonable, but there can be no assurance that the expectations reflected herein will be achieved. Unless legally required, Ashland undertakes no obligation to update any forward-looking statements made in this news release whether as a result of new information, future events or otherwise.

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™ Trademark, Ashland or its subsidiaries, registered in various countries.

FOR FURTHER INFORMATION:

Media Relations:
Gary Rhodes
+1 (859) 815-3047

glrhodes@ashland.com

Investor Relations:

Seth A. Mrozek

+1 (859) 815-3527

samrozek@ashland.com

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